FEDERAL DEPOSIT INSURANCE CORPORATION

                              WASHINGTON D.C. 20006


                                   FORM 10 - Q

[ X ] Quarterly Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


For the Quarterly Period Ended March 31, 1998     FDIC Certificate Number 27504
                               --------------                             -----

                              BANK OF SOUTH WINDSOR
--------------------------------------------------------------------------------
               (Exact name of registrant as specified its charter)

          Connecticut                                      06-1239691
--------------------------------                -------------------------------
(State or other jurisdiction of                 (I.R.S. Employer Identification
incorporation or organization)                  Number)

1695 Ellington Road, South Windsor, Connecticut               06074
--------------------------------------------------------------------------------
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code       (860) 644-4412
                                                --------------------------------

                                 Not Applicable
--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                      --     --
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common Stock, $5.00 par value - 958,289 shares as of May 11, 1998
--------------------------------------------------------------------------------

                              BANK OF SOUTH WINDSOR

                                   FORM 10 - Q

                                      INDEX


                                                                         Page
Item 1.  Financial Statements

                  Balance Sheets as of
                     March 31, 1998 (unaudited) and
                     December 31, 1997 ..................................   3

                  Statements of Operations for the
                     Three Months Ended
                     March 31, 1998 and 1997 (unaudited) ................   4

                  Statements of Changes in Shareholders' Equity
                     for the Three Months Ended
                     March 31, 1998 and 1997 (unaudited) .................  5

                  Statements of Cash Flows for the
                     Three Months Ended
                     March 31, 1998 and 1997 (unaudited) .................  6

                  Notes to Condensed Financial Statements (unaudited) ....  7

Item 2.           Management's Discussion and Analysis of Financial
                     Condition and Results of Operations ................. 11

Other Information ........................................................ 18

Signatures ............................................................... 19

BALANCE SHEETS
Bank of South Windsor


                                                                           MARCH 31,         DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                   1998                 1997
----------------------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)             (NOTE 1)

Assets
Cash and Due from Banks                                                     $  6,605             $  7,591
Interest Bearing Deposits with Banks                                             291                  394
Federal Funds Sold                                                             6,000                1,900
Securities Available for Sale - at market value
   (amortized cost of $42,160 in 1998 and $42,867 in 1997)                    42,410               43,202
Securities Held to Maturity - at amortized cost
   (market value of $465 in 1998 and $976 in 1997)                               500                1,000
                                                                            --------             --------
       Total Securities                                                       42,910               44,202
                                                                            --------             --------
Loans                                                                         95,827               99,947
   Less:  Reserve for Loan Losses                                             (2,171)              (2,156)
                                                                            --------             --------
       Net Loans                                                              93,656               97,791
                                                                            --------             --------
Other Real Estate Owned, Net                                                       -                  212
Premises and Equipment                                                           988                1,009
Accrued Interest Receivable                                                    1,030                1,085
Deferred Income Taxes                                                            292                  257
Other Assets                                                                     836                  682
                                                                            --------             --------
         Total Assets                                                       $152,608             $155,123
                                                                            ========             ========

Liabilities and Shareholders' Equity
Liabilities:
   Deposits:
     Noninterest Bearing                                                    $ 29,643             $ 29,989
     Interest Bearing                                                         99,310              102,914
                                                                            --------             --------
         Total Deposits                                                      128,953              132,903
   Funds Borrowed                                                             11,895               10,610
   Accrued Interest Payable                                                      145                  140
   Current Income Taxes                                                          133                  312
   Other Liabilities                                                             300                  321
                                                                            --------             --------
         Total Liabilities                                                   141,426              144,286
                                                                            --------             --------

Commitments and Contingencies

Shareholders' Equity: Common Stock - par value $5 per share:
     Authorized shares - 1,300,000
     Issued shares - 958,289                                                   4,791                4,791
   Additional Paid-in Capital                                                  3,799                3,799
   Net Unrealized Gains on Securities Available for
     Sale, Net of Taxes                                                          147                  198
   Retained Earnings                                                           2,445                2,049
                                                                            --------             --------
         Total Shareholders' Equity                                           11,182               10,837
                                                                            --------             --------
           Total Liabilities and Shareholders' Equity                       $152,608             $155,123
                                                                            ========             ========

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS
Bank of South Windsor

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                      1998                   1997
------------------------------------------------------------------------------------------------
                                                                           (UNAUDITED)
Interest Income:
   Interest and Fees on Loans                                     $2,398                 $2,135
   Interest and Dividends on Investments:
      Interest                                                       671                    431
      Dividends                                                       21                     16
   Interest on Federal Funds Sold                                     30                      1
   Interest on Interest Bearing Deposits with Banks                    4                      6
                                                                  ------                 ------
      Total Interest Income                                        3,124                  2,589
                                                                  ------                 ------
Interest Expense:
   Interest on Deposits                                              966                    893
   Interest on Funds Borrowed                                        159                     91
                                                                  ------                 ------
      Total Interest Expense                                       1,125                    984
                                                                  ------                 ------
Net Interest Income                                                1,999                  1,605
Provision for Loan Losses                                             90                    105
                                                                  ------                 ------
Net Interest Income after Provision for Loan Losses                1,909                  1,500
                                                                  ------                 ------

Noninterest Income:
   Service Charges on Deposit Accounts                               137                    177
   Commissions and Fees                                               46                     70
   Securities Gains, Net                                              12                     27
   Other                                                              21                     33
                                                                  ------                 ------
      Total Noninterest Income                                       216                    307
                                                                  ------                 ------
Noninterest Expense:
   Salaries and Employee Benefits                                    808                    705
   Occupancy and Equipment                                           213                    227
   Computer Services                                                  70                     81
   Outside Services                                                   66                     57
   Printing and Stationery                                            52                     44
   Legal                                                              33                     41
   Marketing                                                          17                     25
   Other Real Estate Owned, Net of Gains                            (146)                    48
   Other                                                             303                    224
                                                                  ------                 ------
      Total Noninterest Expense                                    1,416                  1,452
                                                                  ------                 ------
Income Before Income Taxes                                           709                    355
Income Taxes                                                         265                    144
                                                                  ------                 ------
Net Income                                                        $  444                 $  211
                                                                  ======                 ======

Average Common Shares Outstanding:
      Basic                                                      958,289                941,239
      Diluted                                                  1,035,596                941,239
Net Income Per Common Share:
      Basic                                                         $.46                   $.22
      Diluted                                                       $.43                   $.22

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Bank of South Windsor

                                                                                              Net
                                                                                          Unrealized
                                                                                         Gains (Losses)
                                                                          Additional     on Securities
                                                            Common         Paid-in         Available        Retained
(dollars in thousands, except per share amounts)            Stock          Capital          for Sale        Earnings      Total
------------------------------------------------------    ----------    -------------   ---------------   ------------  ----------
                                                                                          (unaudited)
Balance, December 31, 1996                                  $4,706           $3,730           $(116)         $  941     $ 9,261
Comprehensive Income (Loss):
     Net Income                                                 --               --              --             211         211
     Increase in Net Unrealized Losses on Securities
        Available for Sale, Net of Taxes                        --               --            (232)             --        (232)
                                                            ------           ------           -----          ------     -------
           Total Comprehensive Income (Loss)                    --               --              --              --         (21)
Common Stock Cash Dividends ($.03 per share)                    --               --              --             (28)        (28)
                                                            ------           ------           -----          ------     -------

Balance, March 31, 1997                                     $4,706           $3,730           $(348)         $1,124     $ 9,212
                                                            ======           ======           =====          ======     =======

Balance, December 31, 1997                                  $4,791           $3,799           $ 198          $2,049     $10,837
Comprehensive Income (Loss):
     Net Income                                                 --               --              --             444         444
     Decrease in Net Unrealized Gains on Securities
        Available for Sale, Net of Taxes                        --               --             (51)             --         (51)
                                                            ------           ------           -----          ------     -------
           Total Comprehensive Income                           --               --              --              --         393
Common Stock Cash Dividends ($.05 per share)                    --               --              --             (48)        (48)
                                                            ------           ------           -----          ------     -------
Balance, March 31, 1998                                     $4,791           $3,799           $ 147          $2,445     $11,182
                                                            ======           ======           =====          ======     =======

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS
Bank of South Windsor

                                                                                     THREE MONTHS ENDED
                                                                                         MARCH 31,
(DOLLARS IN THOUSANDS)                                                           1998              1997
---------------------------------------------------------------------------------------------------------
                                                                                       (unaudited)
Operating Activities:
   Net Income                                                                   $   444        $      211
                                                                                -------        ----------
   Adjustments to Reconcile Net Income to Net Cash
      Provided by Operating Activities:
         Provision for Loan Losses                                                   90               105
         Provision for Depreciation and Amortization                                 72                76
         Provision for Losses on Other Real Estate Owned                              -                30
         Securities Gains, Net                                                      (12)              (27)
         Net Gain on Sales of Other Real Estate Owned                               (92)              (15)
         Amortization (Accretion) of Premiums/Discounts on Securities                34                13
         (Increase) Decrease in Deferred Income Tax Asset                           (35)               94
         Decrease (Increase) in Accrued Interest Receivable                          55               (41)
         Increase in Accrued Interest Payable                                         5                14
         Other, Net                                                                (249)              (44)
                                                                                -------        ----------

          Net Cash Provided by Operating Activities                                 312               416
                                                                                -------        ----------
Investing Activities:
   Securities Available for Sale:
      Proceeds from Sales of Securities                                           4,962             3,860
      Proceeds from Maturities of Securities                                      1,611               156
      Purchases of Securities                                                    (5,920)           (7,962)
   Securities Held to Maturity:
      Proceeds from Maturities of Securities                                        500                --
   Repayments (Originations) of Loans, Net                                        3,957            (2,307)
   Purchases of Premises and Equipment                                              (35)              (27)
   Proceeds from Sales of Other Real Estate Owned                                   337               451
                                                                                -------        ----------
          Net Cash Provided by (Used for) Investing Activities                    5,412            (5,829)
                                                                                -------        ----------
Financing Activities:
   Net (Decrease) Increase in Deposits Other than Certificates of Deposit        (3,142)              521
   Net (Decrease) Increase in Certificates of Deposit                              (808)            1,266
   Net Increase in Funds Borrowed                                                 1,285             6,839
   Cash Dividends Paid                                                              (48)              (28)
                                                                                -------        ----------
         Net Cash (Used for) Provided by Financing Activities                    (2,713)            8,598
                                                                                -------        ----------
         Net Increase in Cash and Cash Equivalents                                3,011             3,185
Cash and Cash Equivalents at Beginning of Period                                  9,885             8,593
                                                                                -------        ----------

Cash and Cash Equivalents at End of Period                                      $12,896          $ 11,778
                                                                                =======          ========

Supplemental Information on Cash Paid For:
   Interest                                                                     $ 1,120          $    970
   Income Taxes                                                                     444                --
Noncash Investing and Financing Activities:
   Increase in Unrealized Loss on Securities Available for Sale
      Recognized in Shareholders' Equity                                            (51)             (232)
   Transfer from Loans to Other Real Estate Owned                                    --                --



The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS (unaudited)
Bank of South Windsor


Note 1 - Basis Of Presentation
------------------------------

Bank of South Windsor (the "Bank") is a state chartered bank organized under the laws of the State of Connecticut engaged in the commercial banking business. Based in South Windsor, Connecticut the Bank operates two (2) branch banking offices located in East Hartford and Vernon, Connecticut. Its primary source of revenue is providing loans to customers, who are predominantly small- to mid-sized businesses as well as individuals generally residing within the Bank's service area.

The balance sheet as of March 31, 1998 and the statements of operations, shareholders' equity and cash flows for the three month periods ended March 31, 1998 and 1997 have been prepared by the Bank without audit. Certain amounts for prior periods have been reclassified to conform with the current period presentation.

In the opinion of management, the financial statements have been prepared in conformity with generally accepted accounting principles for interim financial statements and include all adjustments necessary to present fairly the financial position of the Bank as of March 31, 1998 and the results of operations, changes in shareholders' equity and cash flows for the three month periods ended March 31, 1998 and 1997. Results of operations for the three months ended March 31, 1998 are not necessarily indicative of results for any other period.

The balance sheet as of December 31, 1997, which has been included for comparative purposes, has been condensed from the audited statements for the year then ended. Certain information and note disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Bank's annual report on Form 10-K for the year ended December 31, 1997.


Note 2 - Merger Agreement
-------------------------

On March 19, 1998, the Bank announced a definitive agreement with New England Community Bancorp, Inc. ("NECB") to merge the Bank into and with New England Bank & Trust Company, a wholly-owned subsidiary of NECB. Under the proposed merger, which is subject to various conditions including regulatory approvals and approval by the shareholders of both the Bank and NECB (if legally required), each share of the Bank's common stock will convert into 1.3204 shares of NECB common stock, subject to adjustment under certain circumstances. In connection with the merger agreement, the Bank and NECB entered into a stock option agreement dated March 19, 1998 pursuant to which NECB will have an option to purchase 215,000 shares of the Bank's common stock at $12.00 per share, which option is exercisable in certain circumstances. Management expects that the proposed transaction will close in the third quarter of 1998.

Note 3 - Securities
-------------------
Securities available for sale and held to maturity, by type, were:

                                                           MARCH 31, 1998                   DECEMBER 31, 1997
                                                   --------------------------------   ------------------------------
                                                     AMORTIZED           FAIR           AMORTIZED          FAIR
                                                       COST             VALUE              COST            VALUE
                                                   --------------   ---------------   ---------------   ------------
                                                                               (IN THOUSANDS)
          Available For Sale:
              U.S. Treasury                              $   518           $   520          $   520         $   520
              U.S. Government agencies                    12,218            12,377           17,434          17,585
              Mortgage-backed securities                  21,981            22,103           19,300          19,508
               Obligations of states and
                    political subdivisions                 5,848             5,844            3,766           3,774
              Other debt securities                          300               271              552             520
              Federal Home Loan Bank stock                 1,295             1,295            1,295           1,295
                                                         -------           -------          -------         -------
                                                         $42,160           $42,410          $42,867         $43,202
                                                         =======           =======          =======         =======

          Held To Maturity:
              U.S. Government agencies                   $   500           $   465          $ 1,000         $   976
                                                         =======           =======          =======         =======

Securities classified as available for sale are carried on the Bank's balance sheet at fair value while securities classified as held to maturity are carried at amortized cost.


Note 4 - Loans
--------------
The composition of the loan portfolio was:

                                                                     MARCH 31,              DEC. 31,
                                                                       1998                   1997
                                                                   -------------          ------------
                                                                             (IN THOUSANDS)
      Real estate:
           Construction                                                $  3,388              $  3,112
           Secured by 1 to 4 family residential property                 40,396                42,894
           Secured by commercial property                                32,278                34,046
                                                                       --------              --------
                                                                         76,062                80,052

      Commercial                                                         15,513                15,523
      Installment                                                         4,252                 4,372
                                                                       --------               -------

                Total loans                                             $95,827               $99,947
                                                                        =======               =======

Note 5 - Reserves for Loan and Other Real Estate Owned Losses
-------------------------------------------------------------
Changes in the reserves were:

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                              -----------------------------------
                                                                 1998                    1997
                                                              ----------              -----------
                                                                        (IN THOUSANDS)
      Reserve for loan losses:
           Balance, beginning of year                           $2,156                $1,973
           Provision charged to expense                             90                   105
           Loan charge-offs                                       (163)                  (18)
           Recoveries                                               88                     6
                                                                ------                ------
           Balance, end of period                               $2,171                $2,066
                                                                ======                ======

      Reserve for other real estate owned losses:
           Balance, beginning of year                           $   32                $   50
           Provision (reversed) charged to expense                 (32)                   30
           Other real estate owned write-downs                      --                    --
                                                                ------                ------
           Balance, end of period                               $   --                $   80
                                                                ======                ======

Note 6 - Per Common Share Data
------------------------------
The Bank adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), effective December 15, 1997. Upon adoption of SFAS 128, all prior period earnings per share data were restated to conform with the new statement. The Statement replaced the presentation of primary earnings per share with the presentation of basic earnings per share. It also requires the presentation of basic and diluted earnings per share in the statements of operations. Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the period (958,289 shares and 941,239 shares for the periods ended March 31, 1998 and 1997, respectively). Diluted earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, increased by the number of shares issuable on the exercise of stock options, if dilutive, based upon the treasury stock method. The effect of the stock options in 1998 was to increase shares used in the diluted earnings per share calculation by 77,307 shares. The effect of the stock options outstanding in 1997 was anti-dilutive and therefore not reflected in the computation of per common share amounts.

Note 7 - Comprehensive Income
-----------------------------
The Bank adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) effective January 1, 1998. This Statement established standards for separately reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Components of comprehensive income represent changes in equity resulting from transactions and other events and circumstances from nonowner sources. This Statement is effective for fiscal years beginning after December 15, 1997, and reclassification of financial statements for earlier periods provided for comparative purposes is required. Comprehensive income for the periods ended March 31, 1998 and 1997 is as follows:

                                                                            MARCH 31,
                                                                 ------------------------------
                                                                    1998                 1997
                                                                 ----------           ---------
                                                                           (IN THOUSANDS)
      Net income                                                    $444                $211
      Other comprehensive income, net of tax
           Unrealized gains (losses) on securities:
                Change in unrealized holding gains (losses)
                     arising during the period                       (39)               (205)
                 Less: reclassification adjustment for gains
                     included in net income                          (12)                (27)
                                                                    ----                ----
      Comprehensive income (loss)                                   $393                $(21)
                                                                    ====                ====

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                      COMPARISON OF THE THREE MONTH PERIODS
                      -------------------------------------
                          ENDED MARCH 31, 1998 AND 1997
                          -----------------------------

SUMMARY - For the three months ended March 31, 1998, the Bank reported net income of $444,000, or $.43 per diluted common share, compared to net income of $211,000, or $.22 per diluted common share, for the same period in 1997. Net interest income increased $394,000 or 24.5% in 1998 compared to 1997 mainly due to increased volumes in the Bank's securities portfolio. Included in first quarter 1998 earnings is a gain recorded on the sale of other real estate owned of $92,000 compared to $15,000 for the same period in 1997.

The amount provided by the Bank as a provision for loan losses was $90,000 for the first three months of 1998 compared to $105,000 for the same period in 1997. In addition, the Bank provided $30,000 in 1997 as a provision for other real estate owned losses. The Bank reversed the remaining balance in the reserve for other real estate owned losses in the amount of $32,000 following the sale of the remaining property during the first quarter of 1998.

Asset quality improved as nonperforming loans and other real estate owned were $630,000 as of March 31, 1998 or .4% of total assets, reflecting decreases of 25.8% and 72.1% compared to December 31, 1997 and March 31, 1997 levels of $849,000 and $2,257,000, respectively. This decline is indicative of the success of management's focused efforts on the resolution of nonperforming assets on an individual basis during the period. Loan and other real estate owned charge-offs and write-downs were $163,000 in the first three months of 1998 compared to $18,000 for the same period in 1997.

ASSET QUALITY - The Bank grants commercial, residential and consumer loans principally in Hartford and Tolland counties in Connecticut. Although the Bank has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the real estate sector of the economy in its market areas. Loans outstanding for which the primary source of repayment is the sale of real estate collateral or cash flow from income producing properties were approximately $35,666,000 as of March 31, 1998.

The Bank's reserve for loan losses as a percentage of nonperforming loans increased to 344.6% as of March 31, 1998 from 338.5% as of December 31, 1997 and 149.5% as of March 31, 1997. The nonperforming loan coverage ratio is dependent upon several factors including the quality and estimated value of underlying collateral held on nonperforming loans. The review and evaluation of nonperforming loans and the carrying value of other real estate owned are performed quarterly. The following table summarizes the balances of nonperforming assets for the dates indicated.

                                     MARCH 31,        DEC. 31,       MARCH 31,
                                       1998             1997           1997
                                       ----             ----           ----
                                                  (IN THOUSANDS)
Nonaccrual loans                       $630           $528            $1,377
Loans 90 days past due and
     still accruing interest             --            109                 5
                                       ----           ----            ------
Nonperforming loans                     630            637             1,382
Other real estate owned, net             --            212               875
                                       ----           ----            ------
     Total nonperforming assets        $630           $849            $2,257
                                       ====           ====            ======

The continued decline in nonperforming assets from $2,257,000 as of March 31, 1997 to $630,000 as of March 31, 1998 reflects management's focused efforts on their resolution. Nonperforming loans and other real estate owned as of March 31, 1998 reflects a decrease of 25.8% from December 31, 1997 and a drop of 72.1% from

March 31, 1997. Contributing to the actual decline for the first quarter of 1998 compared to year-end 1997 were loan charge-offs $163,000.

NET INTEREST INCOME - Net interest income, the difference between interest earned on interest earning assets and interest expense incurred on interest bearing liabilities, is a significant component of the Bank's operating results. Net interest income is affected by changes in the volumes and rates of interest earning assets and interest bearing liabilities, the volume of interest earning assets funded with low cost deposits, noninterest bearing deposits and shareholders' equity, and the level of nonperforming assets.

The following table summarizes net interest income, as reflected in the schedule presented on page 16, for the three months ended March 31, 1998 and 1997. The effects of the changes in volume and interest rates on net interest income during the three months ended March 31, 1998 and 1997 are shown in the schedule on page 17.

                                                         CHANGE FROM
                            THREE MONTHS ENDED            PRIOR YEAR
                                MARCH 31,                 INCREASE
                                ---------                 --------
                            1998        1997         AMOUNT     PERCENT
                            ----        ----         ------     -------
                                       (DOLLARS IN THOUSANDS)

Interest income            $3,124      $2,589        $535       20.7%
Interest expense            1,125         984         141       14.3
                           ------      ------        ----       ----
Net interest income        $1,999      $1,605        $394       24.5
                           ======      ======        ====



Average interest earning assets increased by $16,853,000 or 13.2% to $144,301,000 for the three months ended March 31, 1998 from $127,448,000 from the same period in 1997 reflecting growth in the Bank's invested funds portfolio.

The Bank's interest rate spread was 4.71% for the quarter ended March 31, 1998 compared to 4.31% for the same period in 1997. The ratio of net interest income to average interest earning assets was 5.62% for the three months ended March 31, 1998 compared to 5.11% for the same period in 1997. The increase in the Bank's interest rate spread in 1998 compared to 1997 is primarily attributable to a proportionately greater increase in the average yield on earning assets compared with the average interest rate of funds. The increase in the average yield on earning assets, in turn, is attributable principally to the Bank's decrease in average nonperforming assets of $1,783,000 or 70.7%, after charge-offs and write-downs, during the first three months of 1998 compared to the same period in 1997.

The increase in net interest income of $394,000 or 24.5% reflects increases in the average volume of the Bank's invested funds portfolio of $18,938,000 as well as increased interest and fees on loans in the amount of $263,000. In addition, average noninterest bearing demand deposits increased by $3,750,000 or 15.1% during the first quarter of 1998 compared to 1997 which helped reduce the Bank's cost of funds and thus had a positive effect on net interest income.

PROVISION FOR LOAN LOSSES - For the three months ended March 31, 1998 and 1997, the provisions for loan losses were $90,000 and $105,000, respectively. Net loan charge-offs totaled $163,000 for the first quarter of 1998 compared to $12,000 for the same period in 1997. The reserve for loan losses was $2,171,000 or 2.27% of outstanding loans as of March 31, 1998 compared to $2,066,000 or 2.04% of outstanding loans as of March 31, 1997. Nonperforming loans were $630,000 as of March 31, 1998 and $1,382,000 as of March 31, 1997, representing .66% and 1.36%, respectively, of outstanding loans. The reserve coverage on nonperforming loans increased to 344.60% as of March 31, 1998 from 338.46% as of year-end 1997 and from 149.49% as of March 31, 1997.

The reserve for loan losses is established by management. Its adequacy is monitored based on internal credit review and analysis of the loan portfolio which considers current economic conditions and their probable effect on borrowers, the amount of nonperforming loans and related collateral, the amount of charge-offs during the period and other relevant factors. This evaluation is inherently subjective because it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

NONINTEREST INCOME - Total noninterest income decreased by $91,000 or 29.6% to $216,000 in the first quarter of 1998 from $307,000 for the same period in 1997. This decrease resulted primarily from decreased service charges on deposit accounts in the amount of $40,000 related to lower average levels of overdrafts and decreased commissions and fees in the amount of $24,000 related to the sale of merchant credit card processing during the third quarter of 1997.

During the first quarter of 1998, the Bank recognized total net securities gains of $12,000 on the sale of several securities available for sale compared to $27,000 for the same period in 1997.

NONINTEREST EXPENSE - Operating expenses decreased $36,000 or 2.5% to $1,416,000 in the first three months of 1998 from $1,452,000 in 1997. The following table presents a comparison of the components of noninterest expense.

                                          THREE MONTHS ENDED        INCREASE
                                               MARCH 31,           (DECREASE)
                                               ---------           ----------
                                            1998      1997      AMOUNT   PERCENT
                                                   (DOLLARS IN THOUSANDS)

    Salaries and employee benefits        $  808     $  705     $103      14.6%
    Occupancy and equipment                  213        227      (14)     (6.2)
    Computer services                         70         81      (11)    (13.6)
    Outside services                          66         57        9      15.8
    Printing and stationery                   52         44        8      18.2
    Legal                                     33         41       (8)    (19.5)
    Marketing                                 17         25       (8)    (32.0)
    Other real estate owned, net           (146)         48     (194)   (404.2)
    Other                                    303        224       79      35.3
                                          ------     ------     ----
         Total noninterest expense        $1,416     $1,452     $(36)     (2.5)
                                          ======     ======     ====


Salaries and employee benefits were $103,000 or 14.6% higher in 1998 compared to 1997 reflecting scheduled employee annual salary increases and increased mortgage origination commissions as well as higher group medical and bonus accrual expenses. Average full time equivalent employees increased 2.5 persons during the first quarter of 1998 compared to 1997.

The expenses related to other real estate owned, net decreased by $194,000 or 404.2% principally as a result of the sale of the remaining property during the first quarter of 1998. The sale resulted in a gain of $92,000 as well as the reversal of the remaining $32,000 reserve for other real estate losses and the recovery of $16,000 of insurance expenses and $6,000 of property taxes previously paid on this property.

The increase in other noninterest expenses reflected a net increase in a number of miscellaneous expense categories. The most significant of these categories were increased telephone expenses incurred in 1998 resulting from the relocation of the Bank's operation center and increased expenditures related to increased mortgage originations for the secondary market.

PROVISION FOR INCOME TAXES - The provision for income taxes for the quarters ended March 31, 1998 and 1997 was $265,000 and $144,000, respectively, representing effective tax rates of 37.4% and 40.6%, respectively. For the three months ended March 31, 1998 and 1997, the Bank recorded income tax expense at rates that approximate statutory tax rates.

LIQUIDITY - The liquidity of a banking institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature and mix of a banking institution's sources and uses of funds. The Bank's Asset Liability Committee is responsible for implementing the Board of Directors' policies and guidelines for the maintenance of prudent levels of liquidity.

The Bank's principal sources of funds for operations are cash flows generated from earnings, deposits, loan repayments, borrowings from correspondent banks and securities sold under repurchase agreements. Such sources are supplemented by interest bearing deposits with banks, Federal funds sold and unencumbered securities available for sale. Brokered deposits were not utilized as a source of funds during 1998 or 1997, and none were outstanding as of quarter-end.

The Bank is a member of the Federal Home Loan Bank of Boston (the "FHLB"), which makes substantial borrowings available to its members. The Bank maintains an interest bearing demand deposit account with the FHLB through which the Bank can access a $3,100,000 line of credit. This line of credit provides an alternate source of funding for the Bank which would otherwise be dependent upon commercial bank lines of credit or Federal funds purchased. In addition, the Bank has the ability to obtain $54,832,000 as of March 31, 1998, in advances from the FHLB.

The inflow and outflow of funds is detailed in the Bank's statements of cash flows for the three months ended March 31, 1998 and 1997 and is summarized below.

During the quarter ended March 31, 1998, cash and cash equivalents have increased by $3,011,000, as net cash provided by operating activities and investing activities exceeded the $2,713,000 of net cash used for financing activities.

Net cash provided by investing activities was $5,412,000 for the three months ended March 31, 1998. During the first three months of 1998, the Bank experienced net repayments of loans totaling $3,957,000 and realized $337,000 in proceeds from the sale of other real estate owned.

The net cash used for financing activities of $2,713,000 for the first three months of 1998 primarily reflected net decreases in deposits of $3,950,000 which were partially offset by a net increase in funds borrowed of $1,285,000. The increase in funds borrowed represented higher amounts of customer repurchase agreements.

Closely related to the concept of liquidity is the management of interest earning assets and interest bearing liabilities, which focuses on maintaining stability in the interest rate spread, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position to avoid wide swings in interest rate spreads and to minimize risk due to changes in interest rates.

An asset or liability is considered rate sensitive within a specified period when it matures or could be repriced within such period in accordance with its contractual terms.

Interest rate risk of the Bank is managed by an Asset Liability Committee of the Board of Directors which meets quarterly. The Management ALCO Committee, made up of executive and senior officers of the Bank, meets monthly to assess interest rate risk and review and recommend appropriate strategies to the Asset Liability Committee.

CAPITAL RESOURCES - The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 leverage capital (as defined in banking regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for Prompt Corrective Action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based ratios as set forth in the table.

As of March 31, 1998, management believes that the Bank has met all capital adequacy requirements to which it is subject. To be categorized as well capitalized, the Bank must maintain the ratios set forth in the following table. Management believes that there are no events or conditions which have occurred that would change its category.

The Bank's actual capital amounts and ratios were (dollars in thousands):

                                                                                         TO BE WELL CAPITALIZED
                                               CAPITAL ADEQUACY                      UNDER PROMPT CORRECTIVE ACTION
                                  --------------------------------------------     ------------------------------------
                                             ACTUAL                 REQUIRED                    REQUIRED
                                    AMOUNT            RATIO          RATIO            AMOUNT                RATIO
                                    -----             -----          -----            ------                -----
March 31, 1998:

Tier 1 Leverage Capital (to
     Total Average Assets)         $11,035            7.14%          4.00%             $7,728                 5.00%
Tier 1 Capital (to Risk-
     Weighted Assets)              $11,035           11.38%          4.00%             $5,816                 6.00%
Total Capital (to Risk-
     Weighted Assets)              $12,259           12.65%          8.00%             $9,693                10.00%

On February 15, 1998, the Board of Directors of the Bank declared an increased cash dividend of $.05 per common share payable on February 27, 1998 to shareholders of record on February 13, 1998. Subsequent to March 31, 1998, the Board of Directors of the Bank declared a cash dividend of $.05 per common share payable on May 27, 1998 to shareholders of record on May 13, 1998.

Average Balance Sheet, Net Interest Income and Interest Rates

                                                                                THREE MONTHS ENDED MARCH 31,
                                                  ---------------------------------------------------------------------------------
                                                                     1998                                      1997
                                                  ---------------------------------------------------------------------------------
                                                     AVERAGE                    AVERAGE       AVERAGE                    AVERAGE
                                                     BALANCE        INTEREST     RATES        BALANCE        INTEREST     RATES
                                                     -------        -------      -----        -------        -------      -----
                                                                                (DOLLARS IN THOUSANDS)
ASSETS
Interest earning assets:
  Interest bearing deposits with banks               $       315     $      4      5.15%     $     467     $      6       5.21%
  Federal funds sold                                       2,253           30      5.40             77            1       5.27
  Securities                                              44,055          692      6.37         27,141          447       6.68
  Loans                                                   97,678        2,398      9.96         99,763        2,135       8.68
                                                     -----------     --------                ---------     --------
     Total interest earning assets                       144,301        3,124      8.78        127,448        2,589       8.24
                                                     -----------     --------                ---------     --------
Noninterest earning assets:
  Cash and due from banks                                  6,377                                 6,554
  Other real estate owned, net                                28                                 1,223
  Premises and equipment                                     993                                   914
  Other assets                                             5,313                                 2,483
  Reserve for loan losses                                 (2,211)                               (2,011)
                                                     -----------                             ---------
    Total noninterest earning assets                      10,500                                 9,163
                                                     -----------                              --------
      Total assets                                   $   154,801                             $ 136,611
                                                     ===========                             =========
Liabilities and Shareholders' Equity
Interest bearing liabilities:
  Deposits:
    Now                                              $    12,687           47      1.50      $  11,309          42        1.51
    Savings                                               25,913          144      2.25         26,596         149        2.27
    Money market                                           5,859           34      2.35          6,521          36        2.24
    Time                                                  55,813          741      5.38         50,459         666        5.35
                                                     -----------     --------                ---------     --------
      Total interest bearing deposits                    100,272          966      3.91         94,885         893        3.82
  Short-term funds                                         3,280           32      3.96          6,786          91        5.44
  Long-term funds                                          8,500          127      6.06             --          --          --
                                                     -----------     --------                ---------     --------
      Total interest bearing liabilities                 112,052        1,125      4.07        101,671         984        3.93
                                                     -----------     --------                ---------     --------
Noninterest bearing liabilities:
  Demand deposits                                         28,644                                24,894
  Other liabilities                                        3,040                                   616
                                                     -----------                             ---------
      Total noninterest bearing liabilities               31,684                                25,510
Shareholders' equity                                      11,065                                 9,430
                                                     -----------                             ---------
      Total liabilities and shareholders' equity     $   154,801                             $ 136,611
                                                     ===========                             =========

Net interest income                                                  $  1,999                              $ 1,605
                                                                     ========                              =======
Interest rate spread                                                               4.71%                                  4.31%
                                                                                =======                                 ======
Interest rate margin                                                               5.62%                                  5.11%
                                                                                =======                                 ======

Computed on an annualized basis. Average balances for loans includes nonaccrual and renegotiated balances.

Rate/Volume Analysis
--------------------

                                                                  FIRST QUARTER OF 1998 VS.
                                                                    FIRST QUARTER OF 1997
                                                       ----------------------------------------------
                                                             INCREASE (DECREASE)
                                                              DUE TO CHANGE IN
                                                       -------------------------------       TOTAL
                                                       AVERAGE              AVERAGE         INCREASE
                                                        VOLUME               RATE          (DECREASE)
                                                       -------          --------------     ----------
                                                                        (IN THOUSANDS)
Interest Income:
  Loans                                                 $  (19)             $ 282            $ 263
  Securities                                               261                (16)             245
  Interest bearing deposits with banks                      (2)                --               (2)
  Federal funds sold                                        29                 --               29
                                                        ------              -----            -----
    Total interest income                                  269                266              535
                                                        ------              -----            -----
 Interest Expense:
  Interest bearing deposits:
    Now                                                      5                 --                5
    Savings                                                 (5)                --               (5)
    Money market                                            (4)                 2               (2)
    Time                                                    65                 10               75
                                                        ------              -----            -----
      Total                                                 61                 12               73
  Short-term funds                                         (39)               (20)             (59)
  Long-term funds                                           64                 63              127
                                                        ------              -----            -----
    Total interest expense                                  86                 55              141
                                                        ------              -----            -----

Change in net interest income                           $  183              $ 211            $ 394
                                                        ======              =====            =====

The changes in interest due to both rate and volume have been allocated to the changes due to volume and changes due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

OTHER INFORMATION

On March 19, 1998, the Bank announced a definitive agreement with New England Community Bancorp, Inc. ("NECB") to merge the Bank into and with New England Bank & Trust Company, a wholly-owned subsidiary of NECB. Under the proposed merger, which is subject to various conditions including regulatory approvals and approval by the shareholders of both the Bank and NECB (if legally required), each share of the Bank's common stock will convert into 1.3204 shares of NECB common stock, subject to adjustment under certain circumstances. In connection with the merger agreement, the Bank and NECB entered into a stock option agreement dated March 19, 1998 pursuant to which NECB will have an option to purchase 215,000 shares of the Bank's common stock at $12.00 per share, which option is exercisable in certain circumstances. Management expects that the proposed transaction will close in the third quarter of 1998.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             BANK OF SOUTH WINDSOR
                                       --------------------------------
                                                 (Registrant)





Date:   May 13, 1998                        /s/ John R. Dunn
      ----------------                 --------------------------------
                                                John R. Dunn
                                                President and Chief
                                                  Executive Officer



Date    May 13, 1998                        /s/ Kathleen H. Demers
      ---------------                  --------------------------------
                                                Kathleen H. Demers
                                                Vice President and Controller